Exhibit 99.1

Rentech Announces the Addition of Two Members to Its Board of Directors

DENVER, Dec. 14 /PRNewswire-FirstCall/ -- Rentech, Inc. (Amex: RTK) announced today that its Board of Directors is pleased to appoint Mr. James AC McDermott and Mr. Halbert S. Washburn as new members to the board of Rentech, Inc. effective December 14, 2005. This brings the total number of members for Rentech’s board to nine.

Mr. McDermott and Mr. Washburn will have terms extending until the next meeting of shareholders, at which time it is expected they will stand for re-election for a three-year term.

Mr. McDermott comes to the board of Rentech with an extensive background in the public and private markets, the power sector and the renewable energy and clean fuels industry. He is the founder, CEO and member of the Board of Directors of US Renewables Group LLC located in Santa Monica, California. US Renewables owns and operates landfill methane, biomass, geothermal, hydroelectric, wind and solar power projects. Prior to his position at US Renewables LLC, Mr. McDermott founded three software startup companies and has been an investor in numerous others. Mr. McDermott started his career as a public power banker with Credit Suisse First Boston LLC’s Municipal Finance Group in New York where he worked with Southern California Public Power, Los Angeles Department of Water and Power, Washington Public Power Supply System and several other West Coast municipal utilities. Mr. McDermott has also held positions with Allen & Company, Inc., Prudential’s Private Capital Group and Rusheen Capital Partners, LLC. Mr. McDermott holds a Bachelor of Arts in Philosophy from Colorado College and a Master’s of Business Administration from the Andersen School at University of California, Los Angeles.

Mr. Washburn comes to the board of Rentech with over twenty years of experience in the energy industry. As the co-founder and CEO of BreitBurn Energy Company LP (USA), a subsidiary of Provident Energy Trust, Mr. Washburn is responsible for BreitBurn’s oil and gas operations and co-manages BreitBurn’s acquisition and capital formation activities. In this capacity, he has managed capital structures ranging in size from a private equity placement of $30 million to a senior credit facility of $400 million. Mr. Washburn currently serves on the Executive Committee of the Board of Directors of the California Independent Petroleum Association. He has also served as Chairman of the Stanford University Petroleum Investments Committee and as Secretary and Chairman of the Wildcat Committee. Mr. Washburn holds a Bachelor of Science degree in Petroleum Engineering from Stanford University.

Mr. McDermott and Mr. Washburn will be appointed to board committees at a later date. “We are very pleased to welcome Jim and Hal to our board. We believe they bring the type of background to the board that Rentech will benefit from as the company moves forward on its clean fuels and renewable energy initiatives. We look forward to their insights and contributions as their appointments add another layer of diversity and experience to Rentech,” stated Dennis L. Yakobson, Chairman and Chief Executive Officer of Rentech, Inc.

About Rentech, Inc.

Rentech, Inc., a Colorado corporation, formed in 1981, develops technology and projects to transform underutilized hydrocarbon resources into valuable alternative fuels and clean chemicals. To execute this strategy it utilizes its patented and proprietary Fischer-Tropsch gasto-liquids/coal-to-liquids process for conversion of synthesis gas made from natural gas, coal and other solid or liquid carbon-bearing materials into clean burning, ultra-low-sulfur and ultra-low-aromatic fuels (beyond detectable limits), naphtha, waxes, and fuel for fuel cells.

Safe Harbor Statement

Certain information included in this report contains, and other reports or materials filed or to be filed by us with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by us or our management) contain or will contain, “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended; Section 27A of the Act; and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and thus are current only as of the date made. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include dangers associated with construction and operation of gas processing plants like those using the Rentech Process, risks inherent in making investments and conducting business in foreign countries, protection of intellectual property rights, competition, and other risks described in our various public reports.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company’s website at: www.rentechinc.com; or Tony Schor, Investor Awareness, Inc. at 847-945-2222 or by email at tony@investorawareness.com and Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.

SOURCE  Rentech, Inc.
    -0-                             12/14/2005
    /CONTACT:  Mark Koenig, Director of Investor Relations of Rentech, Inc.,
+1-303-298-8008, ext. 116, mkir@rentk.com; or Tony Schor of Investor
Awareness, Inc., +1-847-945-2222, tony@investorawareness.com; or Kevin Theiss of CEOcast, Inc., +1-212-732-4300, ktheiss@ceocast.com, both for
Rentech, Inc./
    /Web site:  http://www.rentechinc.com /
    (RTK)